Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS AND CORPORATE UPDATE

CONFERENCE CALL TO BE HELD TODAY AT 10:00 AM EST

Berkeley Heights, NJ, August 9 2007 — Cyclacel Pharmaceuticals, Inc. (Nasdaq: CYCC) (Nasdaq: CYCCP) today reported financial and operating results for the second quarter of 2007. The company had a net loss in the quarter of $3.6 million or $0.18 per share. At the end of the second quarter of 2007, the company had $74.7 million in cash, cash equivalents and marketable securities.

“The second quarter was noteworthy for Cyclacel as we continued to make progress in our clinical development programs,” said Spiro Rombotis, President and CEO of Cyclacel. “In this quarter we announced encouraging Phase I interim results for oral sapacitabine in patients with advanced leukemias or myelodysplastic syndromes and commenced a Phase II study of sapacitabine in patients with advanced cutaneous T-cell lymphoma. We also initiated a Phase I trial of CYC116, an orally-available inhibitor of Aurora kinases A and B, and VEGFR2, in patients with advanced solid tumors. Additionally, we were pleased to announce the appointment of Dr. Greg Reyes as Senior Vice President, Research, who was most recently Vice President, Biology, Discovery Research at Pfizer.”

Company highlights during the quarter included;

•

In April Cyclacel initiated a multicenter randomized Phase II clinical trial of sapacitabine (CYC682), an orally available nucleoside analog, in patients with advanced cutaneous T-cell lymphoma (CTCL). The Company plans to conduct several Phase II clinical trials to evaluate sapacitabine’s potential in hematological and solid tumors.

•

In June at the 43rd annual meeting of the American Society of Clinical Oncology interim results were reported from a Phase I clinical trial of sapacitabine (CYC682), a novel orally available nucleoside analog, in patients with advanced leukemias or myelodysplastic syndromes (MDS). The data demonstrated that sapacitabine had a favorable safety profile and promising anti-leukemic activity in patients with relapsed and refractory acute myelogenous leukemia (AML) and MDS. Based on the results of this study, Cyclacel plans to expand its Phase II clinical program for sapacitabine in hematological cancers.

•

In June Cyclacel announced the initiation of a multicenter Phase I pharmacologic clinical trial of CYC116, an orally-available inhibitor of Aurora kinases A and B, and VEGFR2, in patients with advanced solid tumors. CYC116 is the only targeted drug in clinical trials in patients with cancer that combines both anti-mitotic and anti-angiogenesis mechanisms. The primary objective of the study is to determine the maximum tolerated dose. Secondary objectives are to evaluate the pharmacokinetic and pharmacodynamic effects of the drug and to document anti-tumor activity.

•

In June, the Company presented the results from two Phase II non-randomized studies of seliciclib fixed dose combinations. The results of these combination studies demonstrated that seliciclib could be safely combined with gemcitabine/cisplatin or docetaxel with evidence of anti-tumor activity. However the contribution of seliciclib to the anti-tumor activity of the combinations could not be adequately evaluated in a non-randomized study. To assess the anti-tumor activity of seliciclib as a single agent, Cyclacel is conducting a double-blinded, randomized, Phase II study of single agent seliciclib versus best supportive care in patients with advanced NSCLC who have had at least two prior systemic therapies (the APPRAISE study)

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www.cyclacel.com – info@cyclacel.com

•

In April at the Annual Meeting of the American Association for Cancer Research Cyclacel reported preclinical results from a combination study of seliciclib, an orally-available cyclin dependent kinase (CDK) inhibitor, with epidermal growth factor receptor (EGFR) inhibitor drugs, including erlotinib (Tarceva®). The study demonstrated that the drugs act synergistically in suppressing tumor growth in models of non-small cell lung cancer (NSCLC). The data is part of the company’s broad program to assess the potential of seliciclib. In addition to APPRAISE, Cyclacel plans to commence a randomized Phase II study in 2007 to evaluate seliciclib as a single agent in nasopharyngeal cancer (NPC)

•

In June Cyclacel announced the appointment Gregory R. Reyes, M.D., Ph.D as Senior Vice President, Research. Dr. Reyes has more than 22 years of experience in leadership roles at a number of biotechnology and pharmaceutical companies including Schering-Plough and, most recently, Pfizer, where he served as Vice President, Biology, Discovery Research, within Pfizer Global Research & Development.

The company expects several key milestones in the upcoming months including:

•	Headline data from the Phase II trial of sapacitabine in CTCL
•	Commencement of a Phase II randomized trial of seliciclib in patients with NPC
•	Commencement of a Phase II trial of sapacitabine in hematological cancers
•	Commencement of a Phase I trial of CYC116 in hematological cancers
•	Headline data from the Phase IIb APPRAISE trial for seliciclib.

Key Financials

Total research and development (R&D) expenses in the second quarter of 2007 were $4.3 million as compared to $5.1 million in the second quarter of 2006. The decrease in R&D expense in the quarter, compared to the same period in 2006, was due to a reduction in clinical and preclinical costs together with a reduction in stock-based compensation costs.

Total general and administrative expenses (G&A) for the second quarter of 2007 were $2.2 million as compared to $3.0 million in the second quarter of 2006. The decreased expense in the second quarter of 2007 compared to the same period in 2006 was primarily related to a reduction in stock-based compensation costs and accountancy service fees.

The net loss for the three months ended June 30, 2007 was $3.6 million, or $0.18 per share, compared to a net loss for the same period in 2006 of $6.9 million, or $0.48 per share.

Cyclacel also reported results of its operations for the six months ended June 30, 2007.

Total R&D expenses for the six months ended June 30, 2007 were $8.3 million as compared to $13.1 million for the same period in 2006. The decrease in R&D expense for the first six months, compared to the same period in 2006, was due to a reduction in the charge for stock-based compensation costs of $5.4 million and preclinical costs offset by an increase in clinical costs.

Total G&A for the six months ended June 30, 2007 were $4.8 million as compared to $6.9 million for the same period in 2006. The decreased expense in the first six months, compared to the same period in 2006, was primarily related to a reduction in stock-based compensation costs of $2.7 million offset by an increase in accountancy service fees, legal fees and public entity costs.

The net loss for the six months ended June 30, 2007 was $8.5 million, or $0.44 per share, compared to a net loss for the same period in 2006 of $21.1 million, or $2.00 per share.

Conference Call and Webcast

Cyclacel management will host a conference call and live audio webcast to discuss financial results and general corporate activities on August 9, 2007 at 10:00 am EDT.

The live webcast can be accessed at:

http://w.on24.com/r.htm?e=44419&s=1&k=534F3E3DC2A0D818849F4F2E3B008686 or via the Cyclacel Pharmaceuticals website at www.cyclacel.com. If you do not have Internet access, the U.S./Canada call-in number is 888-603-6873 conference code 8756179, and the international call-in number is 973-582-2706 conference code 8756179.

An audio replay will be available for one week after the live call for U.S./Canada callers at 877-519-4471 conference code 8756179, and for international callers at 973-341-3080 conference code 8756179. The webcast will be archived for 90 days.

About sapacitabine, seliciclib and CYC116

Sapacitabine is an oral nucleoside analog prodrug that acts through a novel mechanism. The compound interferes with DNA synthesis by causing single-strand DNA breaks and induces arrest of the cell division cycle. Both sapacitabine and its major metabolite, CNDAC, have demonstrated in preclinical studies potent anti-tumor activity in both hematological and solid tumors. Sapacitabine has been administered to approximately 150 patients enrolled in three Phase I clinical trials in solid tumors and a Phase I study in hematological tumors conducted by Dr. Hagop Kantarjian, Professor of Medicine and Chairman of the Leukemia Department at M.D. Anderson Cancer Center (UTMDACC) in Houston, Texas. Based on the results of these studies, the Company plans to conduct several Phase II clinical trials to evaluate sapacitabine’s potential in hematological and solid tumors.

Seliciclib is an orally available cyclin dependent kinase (CDK) inhibitor that selectively inhibits multiple enzyme targets that are central to the process of cell division and cell cycle control. Seliciclib has been administered to approximately 250 patients to date, and it is currently being evaluated in a Phase IIb randomized discontinuation trial (“APPRAISE”) as a third-line treatment in patients with non-small cell lung cancer (NSCLC). Cyclacel has also announced plans to begin a Phase II clinical trial in patients with nasopharyngeal cancer (NPC), a disease associated with Epstein - Barr virus infection

CYC116 is an orally-available inhibitor of Aurora kinases A and B and VEGFR2. CYC116 is currently in being evaluated in a multicenter Phase I pharmacologic clinical trial in patients with advanced solid tumors. The study is the first of two clinical trials the company plans to begin in 2007 to evaluate CYC116’s potential in solid and hematological tumors.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. Two Cyclacel drugs are in Phase II trials: sapacitabine (CYC682), an orally-available, cell cycle modulating nucleoside analog, for the treatment of cutaneous T-cell lymphoma (CTCL) and seliciclib (CYC202), an orally-available CDK (cyclin dependent kinase) inhibitor, for the treatment of lung cancer. Sapacitabine is also in Phase I trials in patients with hematologic malignancies. CYC116, an orally-available, Aurora kinase and VEGFR2 inhibitor, is in Phase I. Several additional programs are at an earlier stage.

Note: The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.

Risk Factors

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under “Risk Factors” in the registration statement on Form 10-K (File No. 333-131225) and in the other reports of Cyclacel filed with the SEC.

Contacts for Cyclacel:

For Investors:	For Media:
TS Communications Group, LLC	Feinstein Kean Healthcare
Tara Spiess	Heather McDonald
(914) 921-5900	(617) 577-8110

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended June 30,		For the six months ended June 30		Period from August 13, 1996 (inception) to June 30,
	2006	2007	2006	2007	2007
	$000, except per share and share amounts
Revenues:
Collaboration and research and development revenue	30	—	125	10	3,000
Grant revenue	6	31	62	74	3,551
	36	31	187	84	6,551
Operating expenses:
Research and development	(5,133)	(4,316)	(13,137)	(8,293)	(130,268)
General and administrative	(3,030)	(2,187)	(6,945)	(4,819)	(40,772)
Other restructuring costs	—	—	—	(81)	(306)
Total operating expenses	(8,163)	(6,503)	(20,082)	(13,193)	(171,346)
Operating loss	(8,127)	(6,472)	(19,895)	(13,109)	(164,795)
Other income (expense):
Costs associated with aborted 2004 IPO	—	—	—	—	(3,550)
Change in valuation of derivative	(98)	(30)	(98)	(70)	(285)
Change in valuation of warrants	—	1,406	—	1,864	1,864
Interest income	645	986	772	1,814	10,421
Interest expense	(58)	(48)	(126)	(100)	(4,016)
Total other income (expense)	489	2,314	548	3,508	4,434
Loss before taxes	(7,638)	(4,158)	(19,347)	(9,601)	(160,361)
Income tax benefit	696	563	1,056	1,116	13,600
Net loss	(6,942)	(3,595)	(18,291)	(8,485)	(146,761)
Dividends on Preferred Ordinary shares	—	—	(2,827)	—	(38,123)
Net loss applicable to ordinary shareholders	(6,942)	(3,595)	(21,118)	(8,485)	(184,884)
Net loss per share – basic and diluted	$(0.48)	$(0.18)	$(2.00)	$(0.44)
Weighted average shares	14,321,218	20,410,224	10,578,051	19,305,425

CYCLACEL PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31 2006	As of June 30, 2007
	$000	$000
ASSETS
Current assets:
Cash and cash equivalents	44,238	43,842
Short-term investments	9,764	30,814
Prepaid expenses and other current assets	4,163	5,590
Total current assets	58,165	80,246
Property, plant and equipment (net)	2,121	2,303
Deposits and other assets	241	241
Goodwill	2,749	2,749
Total assets	63,276	85,539
LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	2,175	1,985
Accrued liabilities	3,324	3,098
Other current liabilities	290	166
Derivative liability	1,135	591
Current portion of other accrued restructuring charges	908	926
Current portion of equipment financing	89	—
Total current liabilities	7,921	6,766
Other accrued restructuring charges, net of current	1,436	1,057
Warrants liability	—	4,886
Total liabilities	9,357	12,709

Stockholders’ equity:	53,919	72,830
Total liabilities and stockholders’ equity	63,276	85,539

SOURCE: Cyclacel Pharmaceuticals, Inc.